EXHIBIT 23.1

KBL LLP

CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 28, 2012, of MEDL Mobile Holdings, Inc. for the year ended December 31, 2011 and 2010, and the unaudited interim financial statements for the six months ended June 30, 2012, which appear in MEDL Mobile Holdings, Inc. to Registration Statement on Form S-1 filed on or about February 4, 2013.

/s/ KBL, LLP

KBK, LLP

New York, NY

February 4, 2013

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